Exhibit 99.1

Analyst & Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Enters Into New $200 Million Credit Agreement With A $100 Million Accordion Feature

SCHAUMBURG, Ill. – September 16, 2014. Sparton Corporation (NYSE: SPA), announced that the company and certain wholly-owned subsidiaries entered into an Amended and Restated Credit and Guaranty Agreement and Security Agreement, dated September 11, 2014, with BMO Harris Bank N.A., US Bank National Association, Bank of America, N.A., Suntrust Bank, Fifth Third Bank, Associated Bank, N.A., Keybank National Association, and Wintrust Bank. BMO Harris Bank will be the lead agent for the lenders in a syndication arranged by BMO Capital Markets.

The agreement replaces the Company’s existing Credit and Guaranty Agreement with a $200 million revolving line-of-credit facility to support the Company’s future acquisitions, working capital needs and other general corporate purposes. The Company has the right to request an increase of the facility in an amount of up to $100 million. It is secured by substantially all assets of the Company and its subsidiaries and has a term of five years, expiring on September 11, 2019.

“We are pleased to have BMO Harris Bank lead the syndication effort with our new banking partners in providing support towards our operating needs and future growth ambitions. The $200 million in credit facilities, coupled with its flexible accordion feature of an additional $100 million, adds to our already strong liquidity position. With access to these funds in place, we plan to continue executing on complementary and compatible acquisitions as a key part of our 2015 Strategic Growth Plan, and its successor, our 2020 Vision, that will be initiated later this year,” commented Cary B. Wood, President & CEO of Sparton.

Details of the new credit agreement are outlined in the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has nine manufacturing locations and four engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

About BMO Harris Bank

Based in Chicago, BMO Harris Bank N.A. provides a broad range of personal banking products and solutions through over 600 branches and approximately 1,300 ATMs in Illinois, Wisconsin, Indiana, Kansas, Missouri, Minnesota, Nevada, Arizona and Florida. BMO Harris Bank’s commercial banking team provides a combination of sector expertise, local knowledge and mid-market focus throughout the U.S. Deposit and loan products and services provided by BMO Harris Bank N.A. Member FDIC. BMO Harris Bank is a trade name used by BMO Harris Bank N.A. BMO Harris Bank is part of BMO Financial Group, a North American financial organization with 1,600 branches, and a retail deposit base of approximately $180 billion.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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